UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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AWARE, INC.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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* * * * *

Aware, Inc.

Notice of Annual Meeting of Stockholders

to be held on May 25, 2011

Aware, Inc. hereby gives notice that it will hold its annual meeting of stockholders at the Doubletree Hotel Boston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts on Wednesday, May 25, 2011, beginning at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the election of two Class III directors;

2.	To consider an advisory vote on the approval of executive compensation;

3.	To consider an advisory vote on the frequency of holding advisory stockholder votes on the approval of executive compensation; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 7, 2011 as the record date for the determination of the stockholders of Aware entitled to receive notice of the annual meeting and to vote at the meeting.  Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment thereof.

By order of the board of directors,

Richard P. Moberg
co-Chief Executive Officer and co-President

April 15, 2011
Bedford, Massachusetts

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy or vote your proxy over the Internet or by telephone, whether or not you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to Be Held on May 25, 2011.  The Proxy Statement and our 2010 Annual
Report to Stockholders are available on the following web sites:
www.envisionreports.com/AWRE for registered holders and
www.edocumentview.com/AWRE for street holders.

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 276-4000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on May 25, 2011

This proxy statement relates to the 2011 annual meeting of stockholders of Aware, Inc. The annual meeting will take place as follows:

Date:                     May 25, 2011

Time:                     10:00 a.m.

Place:                   Doubletree Hotel Boston/Bedford Glen
44 Middlesex Turnpike
Bedford, Massachusetts

The board of directors of Aware is soliciting proxies for the annual meeting and adjournments of the annual meeting.  If a stockholder returns a properly executed proxy or votes his or her proxy over the Internet or by telephone, the shares represented by the proxy will be voted in accordance with the stockholder’s directions.  If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends.  Aware encourages its stockholders to vote on all proposals.  A stockholder may revoke his, her or its proxy at any time before it has been exercised.

Aware is mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 15, 2011.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Purpose of the annual meeting

At the annual meeting, Aware will submit three proposals to the stockholders:

Proposal One: To elect two Class III directors for three-year terms;

Proposal Two:  To consider an advisory vote on the approval of executive compensation; and

Proposal Three:  To consider an advisory vote on the frequency of holding advisory stockholder votes on the approval of executive compensation.

Currently, Aware does not intend to submit any other proposals to the stockholders at the annual meeting.  The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting.  If any other business comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

The board of directors of Aware has fixed the close of business on April 7, 2011 as the record date for the annual meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting.  At the close of business on the record date, there were issued and outstanding 20,567,250 shares of Aware’s common stock, which are entitled to cast 20,567,250 votes.  A list of stockholders entitled to notice of the 2011 annual meeting is available for inspection by any stockholder at our principal office at 40 Middlesex Turnpike, Bedford, MA.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions.  If you do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement.  We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the proxy card even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the meeting.  If you received more than one proxy card, it is an indication that your shares are held in multiple accounts.  Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card.  If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card.  If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting.  If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of the shares held in street name.  If you wish to vote shares held in street name at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Quorum

Aware’s by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting.  Aware will treat shares of common stock represented by a properly signed and returned proxy or a proxy properly delivered over the Internet or by telephone as present at the meeting for purposes of determining the existence of a quorum at the meeting.  In general, Aware will count votes withheld from any nominee for election as director, abstentions and broker “non-votes” as present or represented for purposes of determining the existence of a quorum at the meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

Vote required; tabulation of votes

A plurality of the votes properly cast at the annual meeting will be necessary to elect the two Class III directors to a three-year term and to approve, on an advisory basis, the preferred frequency of holding advisory stockholder votes to approve the compensation paid to Aware’s named executive officers.  A majority of the votes properly cast at the annual meeting will be necessary to approve, on an advisory basis, the compensation paid to Aware’s named executive officers.   Abstentions and broker non-votes will not count as votes cast for or against the applicable proposal and accordingly will not affect the outcome of the vote.

Aware’s transfer agent, Computershare Trust Co., Inc., will tabulate the votes at the annual meeting.  Computershare will tabulate separately the vote on each matter submitted to stockholders.

Revocation of proxies

A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised at the annual meeting in three ways:

●	by giving written notice of revocation to the Secretary of Aware at the following address:

Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts  01730
Attention:  Secretary

●	by signing and returning another proxy with a later date; or

●	by attending the annual meeting and informing the Secretary of Aware in writing that he or she wishes to vote in person.

Mere attendance at the annual meeting will not in and of itself revoke the proxy.  Accordingly, stockholders who have delivered proxies in advance of the annual meeting may change their votes at any time before or at the annual meeting.

Solicitation of proxies

Aware will bear all costs incurred in connection with the solicitation of proxies for the annual meeting.  Aware will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names.  In addition to this solicitation by mail, Aware’s directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.  Aware expects that the expenses of any special solicitation will be nominal.  At present, Aware does not expect to pay any compensation to any other person or firm for the solicitation of proxies.

Internet access to proxy materials

The notice of annual meeting, this proxy statement and our 2010 annual report to stockholders are available on the Internet at www.envisionreports.com/AWRE for registered holders and www.edocumentview.com/AWRE for street holders.  These web sites do not use “cookies” to track or identify visitors to the web site.

Directions to annual meeting

If you are planning to attend our 2011 annual meeting of stockholders, below are directions to the Doubletree Hotel Boston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts:

From Boston
Take I-93 North to Exit 37B (I-95/Route 128 South). Follow I-95/Route 128 South to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at bottom of the ramp onto Route 62. Follow approximately one mile to the third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Manchester
New Hampshire Route 3 South to Exit 26 (Route 62/Bedford-Burlington). Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Bedford/ Laurence G Hanscom Field, Massachusetts
Take I-95/Route 128 North to Exit 32A (Route 3 North). Take Exit 26, Route 62 and turn right at the bottom of the ramp onto Route 62. Follow approximately one mile to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Worcester
Take I-290 E toward MARLBORO/I-190. Merge onto I-495 N via EXIT 26B on the LEFT toward LOWELL. Merge onto US-3 S via EXIT 35A toward BURLINGTON. Take the RT-62 exit (EXIT 26) toward BEDFORD/BURLINGTON. Turn left at the bottom of the ramp onto Route 62. Follow to third set of traffic lights; turn left on Middlesex Turnpike. Hotel is on the left.

From Boston/Cambridge
Take Route 2 West to I-95/Route 128 North. Follow I-95/Route 128 North to Exit 32B (Burlington/Middlesex Turnpike). Turn right onto Middlesex Turnpike and follow approximately 2 1/2 miles to set of lights at the Lemon Tree restaurant. Bear right at lights to stay on Middlesex Turnpike. Hotel is on the left.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated for election as Class III directors Adrian F. Kruse and John S. Stafford, Jr., each of whom is currently a Class III director of Aware.  The directors elected at the annual meeting will hold office until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified.

Each nominee has agreed to serve if elected, and Aware has no reason to believe that a nominee will be unable to serve.  If a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our board’s nominating and corporate governance committee will designate at that time.  Proxies cannot be voted for more than one nominee.

The board of directors recommends that you vote FOR the election of Adrian F. Kruse and John S. Stafford, Jr., as Class III directors of Aware.

PROPOSAL TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 23. While this vote is advisory, and not binding on our company, it will provide information to our people and compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of fiscal 2011 and beyond.  See the “Compensation Discussion and Analysis” section beginning on page 16 for more information on the determination of our 2010 executive compensation program.

Your vote is requested. We believe that the information we have provided above and within the Compensation Discussion and Analysis section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Aware, Inc approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Aware, Inc. 2010 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement).

            The Board of Directors recommends that you vote “FOR” the Advisory (Non-Binding) Vote approving Executive Compensation.

PROPOSAL THREE—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of two years, or a biennial vote.

Our executive compensation program is designed to support long-term value creation, and a biennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, and recommend a biennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A biennial vote will provide us with the time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a biennial vote is an appropriate frequency to provide our people and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

Your vote is requested. We therefore request that our stockholders select “Two Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

            The Board of Directors recommends stockholders select “TWO YEARS” on the proposal recommending the frequency of advisory votes on executive compensation.

CORPORATE GOVERNANCE

In designing its corporate governance structure, Aware seeks to identify and implement the best practices that will serve the interests of Aware’s business and stockholders, including practices mandated by the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission and the Nasdaq Stock Market.  You can find Aware’s current corporate governance principles, including Aware’s code of ethics and the charters for the standing committees of Aware’s board of directors, on Aware’s website at www.aware.com.  The code of ethics applies to not only Aware’s principal executive officer, principal financial officer and principal accounting officer, but also all other employees, executive officers and directors of Aware.  The code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of Aware’s assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics.  Aware intends to continue to modify its policies and practices to address ongoing developments in the area of corporate governance.   Many features of Aware’s corporate governance principles are discussed in other sections of this proxy statement.  Some of the highlights of Aware’s corporate governance principles are:

●
Director and committee independence.  A majority of Aware’s directors are independent directors under the rules of the Nasdaq Stock Market.  The board of directors has determined that Aware’s independent directors are G. David Forney, Jr., John K. Kerr, Adrian F. Kruse, Mark G. McGrath, John S. Stafford, Jr. and John S. Stafford III.  Each member of the audit committee, nominating and corporate governance committee, and compensation committee meets the independence requirements of the Nasdaq Stock Market for membership on the committees on which he serves.

●
Audit committee.  Aware’s audit committee is directly responsible for appointing, compensating, overseeing, and, when necessary, terminating Aware’s independent auditors. Aware’s independent auditors report directly to the audit committee.  The board of directors has determined that Mr. Kruse is an audit committee financial expert under the rules of the Securities and Exchange Commission.  Prior approval of the audit committee is required for all audit services and non-audit services to be provided by Aware’s independent auditors.

●
Committee authority. Aware’s audit committee, nominating and corporate governance committee, and compensation committee each have the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Aware.

●
Whistleblower procedures.  Aware’s audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by Aware’s directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers

The following table provides information regarding Aware’s directors and executive officers as of April 1, 2011:

Name	Age	Position
Michael A. Tzannes (1)	49	Executive chairman and director
Kevin T. Russell	48	Co-chief executive officer and co-president and General Counsel
Richard P. Moberg	56	Co-chief executive officer and co-president and Chief financial officer
Adrian F. Kruse (1)(2)(4)	71	Lead Director
G. David Forney, Jr.(3)(4)	71	Director
John K. Kerr (1)(2)(3)(4)	73	Director
Mark G. McGrath (2)(3)	64	Director
John S. Stafford, Jr. (4)	73	Director
John S. Stafford III (3)	40	Director

(1)  Member of the executive committee
(2)  Member of the audit committee
(3)  Member of the compensation committee
(4)  Member of the nominating and corporate governance committee

Michael A. Tzannes has been with Aware since 1990 and has served as a director of Aware since March 1998.  He has served as Aware’s executive chairman since January 2010.  Mr. Tzannes previously served as Aware’s chairman and chief executive officer from May 2009 to January 2010.  Mr. Tzannes served as Aware’s chief executive officer from April 1998 to May 2009.    Mr. Tzannes was Aware’s president from April 1998 to March 2001.  From 1986 to 1990, he was a staff engineer at Signatron, Inc.  Mr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.  Our board benefits from Mr. Tzannes’ understanding of our people, products and culture acquired over 21 years of service as an employee of Aware.

           Kevin T. Russell has been Aware’s co-chief executive officer and co-president since April 1, 2011.  He has served as Aware’s general counsel since September 2005.  Mr. Russell previously served as Aware’s corporate counsel from April 2000 to September 2005.  Prior to joining Aware, Mr. Russell served as legal counsel at IRIS Graphics, Inc. from November 1994 to April 2000.  Mr. Russell received a J.D. from Boston University School of Law and a B.B.A. from the University of Massachusetts at Amherst.

Richard P. Moberg has been Aware’s co-chief executive officer and co-president since April 1, 2011. He has served as Aware’s chief financial officer since February 2008.  Mr. Moberg previously served as Aware’s chief financial officer from June 1996 to October 2003.  Prior to rejoining Aware, Mr. Moberg served as chief financial officer at Crossbeam Systems, Inc. from October 2003 to June 2006.  From June 2006 to November 2007, Mr. Moberg served as managing director at Fenway Consulting Group.  From January 2008 to February 2008, Mr. Moberg served as a consultant to Aware.  From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, including corporate controller from June 1995 to June 1996, assistant corporate controller from May 1993 to June 1995, and director of financial services from December 1990 to May 1993.  Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

Adrian F. Kruse has been a director of Aware since October 2003 and has been lead director since May 2009.  Mr. Kruse was an audit partner of Ernst & Young LLP, serving clients principally in the financial services industry, from 1976 until his retirement in March 1998.  From 1967 to 1976, he served audit clients of Ernst & Young LLP in various capacities.  Mr. Kruse is a Certified Public Accountant and holds a B.B.A. degree from the University of Wisconsin and a J.D. degree from the University of Wisconsin School of Law.  Mr. Kruse also serves as a life director of the Presbyterian Homes and as a director of MEI, Inc.   Our board benefits from Mr. Kruse’s accounting and auditing experience of over 31 years at one of the world’s leading accounting firms, which qualifies him as a financial expert, as well as his experience serving on other boards of directors.

G. David Forney, Jr. has been a director of Aware since May 1999.  Mr. Forney was a vice president of Motorola, Inc. from 1977 until his retirement in January 1999.  Mr. Forney was previously vice president of research and development, and a director of Codex Corporation prior to its acquisition by Motorola in 1977.  Mr. Forney is currently Adjunct Professor in the Department of Electrical Engineering and Computer Sciences at the Massachusetts Institute of Technology.  Mr. Forney received an Sc.D. in electrical engineering from the Massachusetts Institute of Technology and a B.S.E. in electrical engineering from Princeton University.  Our board benefits from Mr. Forney’s expertise as an engineer and his over 20 years’ experience at a leading telecommunications company, which provides him valuable insights into our markets, products, services and customers.

John K. Kerr has been a director of Aware since 1990.  Mr. Kerr previously served as chairman of the board of directors from March 1999 to May 2009.  Mr. Kerr previously served as a director of Aware from 1988 to 1989 and as chairman of the board of directors from November 1992 to March 1994.  Mr. Kerr was general partner of Grove Investment Partners, a private investment partnership, until 2003.  Mr. Kerr received an M.A. and a B.A. from Baylor University.  Our board benefits from Mr. Kerr’s understanding of our products, people and culture acquired over two decades of service on our board, as well as the fact that, as one of our significant stockholders, his and our stockholders’ interest in the success of Aware are aligned.

Mark G. McGrath has been a director of Aware since September 2006.  Mr. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. Mr. McGrath led the firm’s Americas’ Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Broadpoint Gleacher Securities Group, Inc., a firm providing strategic advisory services to corporations, in a part-time capacity since January 2005.  Mr. McGrath currently serves as a Director of GATX Corporation, as a Director of the Lincoln Park Zoo, on the Advisory Council for the University of Chicago’s Graduate School of Business and on two Advisory Councils at the University of Notre Dame: the Kroc Peace Institute and as chair of the Kellogg International Studies Institute.  Mr. McGrath holds a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. in Finance from the University of Chicago.  Our board benefits from Mr. McGrath’s 27 years’ experience and leadership at one of the world’s leading business consulting firms, his service on other boards and councils, and his expertise in accounting and finance.

John S. Stafford, Jr. has served as a director of Aware since January 2011.  Mr. Stafford had previously been a director of Aware from 1988 through 1998.  Mr. Stafford co-founded Ronin Capital, LLC in 2001 and since 2001 has been a Board Member of Ronin Capital, which is a registered broker dealer with proprietary trading operations encompassing equity, fixed income and derivative securities.  Mr. Stafford has invested in numerous early-stage technology and biotechnology companies.  Our board benefits from Mr. Stafford’s significant experience as an investor in numerous technology companies and the fact that, as one of our significant stockholders, his and our stockholders’ interests in the success of Aware are aligned.

John S. Stafford III has served as a director of Aware since January 2011.  Mr. Stafford III is the son of Mr. Stafford, Jr.  Since 2001, Mr. Stafford has served as Chief Executive Officer of Ronin Capital, LLC, a registered broker dealer with proprietary trading operations encompassing equity, fixed income and derivative securities. Mr. Stafford has also made investments in over 40 private companies, and has served as a board member on several of these companies.  Our board benefits from Mr. Stafford’s investing experience, his experience as a member of other boards of directors, and the fact that, as one of our significant stockholders, his and our stockholders’ interests in the success of Aware are aligned.

On January 11, 2011, Charles K. Stewart, a director of Aware since September 2008, resigned from his position on the board of directors.  On April 1, 2011, Edmund C. Reiter, Aware’s president and chief executive officer and a director of Aware since December 1999, resigned from his position as president and chief executive officer and director.  On April 1, 2011, the Board of Directors of Aware appointed Richard P. Moberg, Aware’s CFO and Kevin T. Russell, Aware’s General Counsel, as co-Chief Executive Officers and co-Presidents on an interim basis while Aware searches for a successor.

The board of directors is divided into three classes, referred to as Class I, Class II and Class III, each consisting of approximately one-third of the directors.  One class is elected each year at the annual meeting of stockholders to hold office for a term of three years and until their respective successors have been duly elected and qualified.  The number of directors has been fixed at nine, and there are currently two vacancies on the board of directors.  The current terms of Messrs. Forney and Tzannes, Aware’s Class I directors, will expire at the annual meeting to be held in 2012. The current term of Messrs. Kerr, McGrath and Stafford III, Aware’s Class II directors, will expire at the annual meeting to be held in 2013.  The current terms of Messrs. Kruse and Stafford, Jr., Aware’s Class III directors, will expire at the annual meeting to be held on May 25, 2011.

Executive officers are elected annually by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified.  There are no family relationships among Aware’s directors and executive officers.

Board leadership structure and role in risk oversight

The board of directors believes that Aware and its stockholders are best served at this time by having Mr. Tzannes serve as our executive chairman, Mr. Moberg and Mr. Russell serve as co-chief executive officers and co-presidents, and Mr. Kruse, an independent director, serve as our lead director.  In his role as executive chairman, Mr. Tzannes, who has been an employee of Aware since 1990, leads Aware’s intellectual property initiatives and oversees key strategic, corporate and governance activities.  In their position as co-chief executive officers and co-presidents, Mr. Moberg and Mr. Russell, oversee the day-to-day operations of Aware.  The board of directors believes that having a non-employee, independent director as lead director is an important aspect of effective corporate governance.  In his role as lead director, Mr. Kruse’s responsibilities include the following:

●	Acting as a liaison between the independent directors and the executive chairman and the chief executive officer and president;

●	Presiding at executive sessions of the independent directors;

●	Facilitating discussions among the independent directors on key issues and concerns outside of board meetings;

●	In collaboration with the executive chairman and chief executive officer and president, preparing agendas for board meetings; and

●	Working with the board’s committees.

Aware’s management is responsible for the day-to-day management of the risks that we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed.  The board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to Aware, including operational, financial, legal, regulatory, strategic and reputational risks.

Certain relationships and related transactions

In March 2007, the Board formally adopted a written policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed and approved. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transactions available to all employees or shareholders of Aware on the same terms.  The audit committee, with assistance from Aware’s General Counsel, is responsible for reviewing and approving any related person transaction. The policy requires that the audit committee must approve any related party transaction subject to the policy before commencement of the related party transaction. The policy states that the audit committee will approve only those related person transactions that the audit committee determines are beneficial to Aware and the terms of which are fair to Aware.

In 2010, Aware had two transactions with related persons.  Marcos Tzannes, the brother of Michael Tzannes, Aware’s executive chairman, has been employed by Aware since 1993 and currently serves in the role of Vice President, Strategic Technology. In 2010, Marcos Tzannes’ total compensation was $382,454, which included salary based upon his position with Aware, background and years of experience, a cash bonus for his participation in a sale of DSL licensing assets by Aware, the expense of stock options granted to him by Aware, the expense of unrestricted stock granted to him by Aware, and company contributions for standard company benefits.  Alexis Tzannes, the brother of Michael Tzannes, Aware’s executive chairman, has been employed by Aware since 1999 and currently serves in the role of Principal Engineer.  In 2010, Alexis Tzannes’ total compensation was $145,317, which included salary based upon his position with Aware, background and years of experience, the expense of stock options granted to him by Aware, the expense of unrestricted stock granted to him by Aware, and company contributions for standard company benefits. The dollar amount of expense recognized for financial statement reporting purposes with respect to 2010 attributable to stock options and unrestricted stock awards in accordance with FASB ASC Topic 718 for Marcos Tzannes was $52,019 and for Alexis Tzannes was $5,680.

Committees and meetings of the board

During 2010, the board of directors met seven times and took action by written consent two times.  No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.  Aware has a compensation committee, an audit committee, an executive committee, and a nominating and corporate governance committee.

Executive Committee.  Aware’s executive committee is currently composed of John K. Kerr, Adrian F. Kruse and Michael A. Tzannes.  The executive committee has all of the powers of the board of directors except the power to:  change the number of directors or fill vacancies on the board of directors; elect or fill vacancies in the offices of president, treasurer or secretary; remove any officer or director; amend the by-laws of Aware; change the principal office of Aware; authorize the payment of any dividend or distribution to stockholders of Aware; authorize the reacquisition of capital stock for value; and authorize a merger. In 2010, the executive committee did not meet and took no action by written consent.

Compensation Committee.  Aware’s compensation committee is currently composed of four outside directors, Mark G. McGrath, who serves as chairman, G. David Forney, Jr., John K. Kerr and John S. Stafford III.  In 2010, the compensation committee held three meetings and took action by written consent once.  In March 2004, Aware’s board of directors adopted a Compensation Committee Charter, which it amended in March 2010.  The Compensation Committee Charter, as amended, is available on Aware’s website at www.aware.com.

Audit Committee.  Aware’s audit committee is currently composed of Adrian F. Kruse, who serves as chairman, John K. Kerr and Mark G. McGrath.  Aware’s board of directors has determined that Mr. Kruse is an audit committee financial expert under Securities and Exchange Commission rules.  In 2010, the audit committee met seven times and took action by written consent once. In March, 2004, Aware’s board of directors adopted a new Audit Committee Charter, which is available on Aware’s website at www.aware.com.

Nominating and Corporate Governance Committee.  Aware’s nominating and corporate governance committee is currently composed of four outside directors, G. David Forney, Jr., who serves as chairman, John K. Kerr, Adrian F. Kruse and John S. Stafford, Jr.  In 2010, the nominating and corporate governance committee held three meetings and took no action by written consent.  In March 2004, Aware’s board of directors adopted a Nominating and Corporate Governance Committee Charter, which it amended in March 2010.  The Nominating and Corporate Governance Committee Charter is available on Aware’s website at www.aware.com.

The nominating and corporate governance committee, in consultation with our executive chairman and president and chief executive officer, identifies and reviews candidates for our board of directors and recommends to our full board candidates for election to our board.  In selecting new directors, the committee considers any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee shall deem appropriate.

The committee reviews from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that contribute to an effective board.

The committee, in consultation with our executive chairman and president and chief executive officer, considers and recruits candidates to fill positions on the board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise.  The committee also reviews any candidate recommended by stockholders of Aware in light of the committee’s criteria for selection of new directors.  Stockholders may make nominations for the election of directors by delivering notice in writing to the Secretary of Aware not less than 60 days nor more than 90 days prior to any meeting of the stockholders called for the election of directors.  As part of this responsibility, the committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards. The committee also develops and recommends to the Board governance principles applicable to the Company and is responsible for leading an annual review of the performance of both the Board as a whole and its individual members.  The annual Board review took place in December 2010.

The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated for election at the 2011 annual meeting of stockholders as Class III directors Adrian F. Kruse and John S. Stafford, Jr., each of whom is currently a Class III director of Aware.  In nominating Mr. Kruse, the board and committee took into account Mr. Kruse’s seven years of service to the board, his qualifications as a financial expert and his over thirty one years of accounting and auditing experience at one of the world’s leading accounting firms.  In nominating Mr. Stafford, the board and committee took into account Mr. Stafford’s previous service to the board, his many years of business experience, as well as the fact that, as one of our largest stockholders, his and our stockholders’ interests in the success of Aware are aligned.

Policy regarding board attendance

To the extent reasonably practicable, directors are expected to attend board meetings and meetings of committees on which they serve.  Directors are encouraged to attend Aware’s annual meeting of stockholders.  Last year, four of our directors attended the annual meeting.

Communications with our board of directors

Aware’s board of directors has established the following process for stockholders to communicate directly with the board, and this process has been approved by a majority of Aware’s independent directors.  Stockholders wishing to communicate with the board of directors should send correspondence to the attention of the Executive Chairman of the Board at Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730, and should include with the correspondence evidence that the sender of the communication is one of Aware’s stockholders.  Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held.  Aware’s executive chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the board or a committee of the board.  Accordingly, Aware’s executive chairman will review all stockholder correspondence, but the decision to relay that correspondence to the board or a committee of the board will rest entirely within his discretion.

Code of ethics

Aware has adopted a code of ethics that applies to all employees, officers and directors.  The code of ethics also contains special ethical obligations which apply to employees with financial reporting responsibilities, including Aware’s principal executive officer, principal financial officer and principal accounting officer.  Aware’s code of ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, proper use of Aware’s assets, confidentiality, discrimination and harassment, accounting and record keeping, the reporting of illegal or unethical behavior, enforcement of the code of ethics and discipline for violations of the code of ethics. Aware’s code of ethics is available on Aware’s website at www.aware.com.  Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website at www.aware.com.

Compensation committee interlocks and insider participation

Aware’s compensation committee is currently composed of Messrs. McGrath, Forney, Kerr and Stafford III.  Mr. Kerr formerly served as Aware’s assistant vice president of marketing from June 1992 to November 1994.  The Company’s executive chairman assists the compensation committee in determining executive compensation including recommendations for executive officer compensation. In 2010, no officer or employee of Aware, including the Company’s executives, participated in the deliberations of the compensation committee concerning the compensation of Aware’s executive officers.  No interlocking relationship existed between Aware’s board of directors or compensation committee and the board of directors or compensation committee of any other company in 2010.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Overview.  The Compensation Committee has the responsibility to review the performance and development of Company management in achieving corporate goals and objectives and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of the appropriate regulatory bodies.  Toward that end, the Compensation Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs.  The Compensation Committee is responsible for reviewing annually and determining the individual elements of total compensation for the Company’s executive chairman and president and chief executive officer and all other corporate officers. The Compensation Committee may delegate any of its responsibilities to a subcommittee of one or more members of the Committee, the executive chairman and president and chief executive officer or to a committee of senior executive officers when appropriate and consistent with applicable law.  The Compensation Committee acts pursuant to a charter that has been approved by the board of directors.

In 2010, the following persons served as our executive officers:  Michael A. Tzannes, executive chairman; Edmund C. Reiter, president and chief executive officer; and Richard P. Moberg, chief financial officer.

Compensation program objectives.  The objectives of the Company’s executive compensation programs are to attract, motivate and retain executives who drive the Company’s success and to assure that senior executives of the Company are compensated effectively in a manner consistent with the strategy of the Company, competitive practice, and the requirements of appropriate regulatory bodies.  The executive compensation programs are designed to reward individuals for advancing business strategies, further developing the Company and its people, and the achievement of individual and Company performance goals. In 2010, the Compensation Committee took into consideration the Company’s achievement of certain financial and operational goals in determining the potential bonus for Messrs. Tzannes, Reiter and Moberg.  The Compensation Committee also takes into consideration the individual’s performance in determining the compensation elements for each of the Company’s Named Executive Officers.

Role of executive officers in determining executive compensation.  The Company’s executive chairman assists the Compensation Committee in determining executive compensation including recommendations for executive officer compensation.  The Compensation Committee makes the final determination on executive compensation for all the Company’s executives, including the Named Executive Officers shown in the tables under Executive Compensation.

Corporate performance goals.  The Company utilizes corporate performance goals in reviewing the overall compensation for executives.  More specifically, the Company utilizes corporate performance goals primarily in determining the amount of the cash incentive award to give to executives.  The Company structures the cash incentive award program to executives based upon a percentage attainment of certain corporate performance goals.  During 2010, the Company’s achievement of certain revenue and earnings targets were deemed key corporate performance goals and represented fifty percent (50%) of the potential cash incentive compensation for the eligible executives. The remaining fifty percent (50%) of the potential cash incentive compensation for the eligible executives was based upon the attainment of certain operational goals specific to each executive.  The Compensation Committee may in its discretion increase or reduce awards or payments based upon executive performance.

Equity awards timing/pricing.  The Company’s practice with regard to the granting of equity awards is to typically grant stock equity awards in the following circumstances: 1) at regularly scheduled board meetings; 2) upon the new hire of certain employees or directors; 3) subsequent to the annual performance or compensation review of employees, soon after one of the Company’s quiet period ends; 4) subsequent to the annual performance reviews for executives and officers; and 5) at the annual meeting of stockholders for directors.   The Company’s quiet period begins two weeks prior to the end of a fiscal quarter and ends two days after the Company announces financial results for said fiscal quarter.  Historically, it has been the Company’s practice to price equity awards based on the closing price of the Aware common stock on the date that the Compensation Committee executes a Compensation Committee consent granting the equity awards.

Compensation benchmarking. In 2010, the Compensation Committee contracted with DolmatConnell & Partners (“DolmatConnell”), a third party compensation consultant to compile compensation benchmark data.  DolmatConnell gathered benchmark information with respect to cash and equity-based compensation from a list of comparable companies (the “Compensation Peer Group”).  The Compensation Peer Group is comprised of companies with similar products or business models and comparable revenue and market capitalization ranges to the Company.  The Compensation Peer Group was selected by the Company, reviewed by DolmatConnell and was approved by the Compensation Committee.  The companies comprising the Compensation Peer Group for 2010 were:

ActivIdentity Corp.	MoSys, Inc.

AuthenTec, Inc.	PCTEL, Inc.

Bitstream, Inc.	Peerless Systems Corp.

Dataram Corp.	Ramtron International Corp

Datawatch Corp.	Sonic Foundry, Inc.

Digimarc Corporation	TigerLogic Corp.

Endwave Corporation	Tollgrade Communications, Inc.

I.D. Systems, Inc.	Virage Logic Corp.

MEMISIC, Inc.	Zix Corp.

The 2010 Compensation Peer Group differed from the 2009 Compensation Peer Group as follows:  Cadapult Communications Corp., Ceva, Inc., Entrust, Inc., Ikanos Communications, Inc., MIPS Technologies, Inc., NVE Corp., and TranSwitch Corp. were removed while ActivIdentity Corp., AuthenTec, Inc., Dataram Corp., Datawatch Corp., I.D.Systems, Inc., Sonic Foundry, Inc., and Zix Corp. were added to the Compensation Peer Group.   Ceva, Inc., Ikanos Communications, Inc., MIPS Technologies, Inc. and NVE Corp. were removed as each company did not meet the revenue and/or market capitalization targets.    Entrust, Inc. and Cadapult Communications Corp. were removed because they were acquired.  TranSwitch Corp. was removed because the Company sold its DSL licensing business in 2009. The other companies were added in order to provide a Compensation Peer Group that represented a better mix of companies representing the Company’s business in DSL test & diagnostic products and biometric and medical imaging software products.

The following compensation elements were benchmarked: (i) base salary; (ii) actual total cash compensation (base salary plus most recent annual bonus paid); (iii) target total cash compensation (base salary plus target bonus award); and (iv) long-term incentive compensation (stock options, restricted and unrestricted shares, stock appreciation rights and performance-based shares).  These long-term incentives were valued using Black-Scholes for options and stock appreciation rights; grant date value for restricted and unrestricted shares and target award and fiscal year-end stock price for performance shares.  The Compensation Committee utilizes this information in determining the cash compensation and long-term incentive compensation to its executive officers.

Compensation program elements.  The Company’s executive compensation package for 2010 consisted of two principal elements: cash and a stock-based equity incentive in the form of grants of unrestricted stock awards under the Company’s 2001 Nonqualified Stock Plan.  The cash element includes base salary and any cash incentive or bonus award earned for performance goals achieved during the year.

Salary

The salary element of the Company’s executive compensation policy is designed to give executives assurance of a base level of compensation commensurate with the executive’s position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the industry.  In 2010, Mr. Tzannes was awarded a base salary decrease from $416,000 to $385,000 due to the change in his role from chairman and chief executive officer to executive chairman; Mr. Reiter, was awarded a base salary increase from $348,400 to $385,000 due to the change in his role from president to president and chief executive officer; and Mr. Moberg was a awarded a base salary increase from $250,000 to $260,00 in recognition of his contributions to the Company and compensation relative to others in the industry.

Mr. Tzannes’ salary was above the 75th percentile of other chief executive officers in the Compensation Peer Group.  Mr. Reiter’s salary was above the 75th percentile of other chief executive officers in the Compensation Peer Group.  Mr. Moberg’s salary was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Cash Incentive Compensation

The annual cash incentive program is designed to provide executives with competitive compensation linked to Company performance goals.  On July 26, 2010, the Compensation Committee approved a potential bonus for 2010 of up to $230,000, $275,000, and $75,000 to Mr. Tzannes, Mr. Reiter and Mr. Moberg, respectively, subject to the Compensation Committee’s discretion, based upon the Company reaching certain revenue and/or earnings targets as well as each executive achieving certain operational goals.  For each executive, up to 50% of the eligible bonus is earned by achieving certain revenue and/or earnings targets and up to 50% for achieving certain operational goals.

The award granted to Mr. Tzannes based upon the Compensation Committee’s discretion totaled $115,000, which was at 50% of the target bonus of $230,000.  The compensation was earned in 2010 and approved and paid in January 2011. Mr. Tzannes’ target cash incentive was between the 50th and the 75th percentile of other chief executives in the Compensation Peer Group.  The award granted to Mr. Reiter based upon the Compensation Committee’s discretion totaled $137,500, which was at 50% of the target bonus of $275,000.  The compensation was earned in 2010 and approved and paid in January 2011.  Mr. Reiter’s target cash incentive was between the 50th and the 75th percentile of other chief executives in the Compensation Peer Group.  The award granted to Mr. Moberg based upon the Compensation Committee’s discretion totaled $37,500, which was at 50% of the target bonus of $75,000.  The compensation was earned in 2010 and approved and paid in January 2011.  Mr. Moberg’s target cash incentive was at the 50th percentile of comparable executives in the Compensation Peer Group.

The total cash compensation (salary plus cash incentive compensation) for Mr. Tzannes was above the 75th percentile of other chief executives in the Compensation Peer Group.  The total cash compensation for Mr. Reiter was above the 75th percentile of other chief executives in the Compensation Peer Group.  The total cash compensation for Mr. Moberg was at the 75th percentile of other chief financial officers in the Compensation Peer Group.

Stock-based equity incentive compensation

The Company emphasizes long-term equity incentive compensation in order to align the interests of management with the stockholders’ interests in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term.  In determining long-term equity incentive grants, the Company considers the three-year average value resulting from long-term incentive compensation such as restricted and unrestricted stock grants, performance plans, stock appreciation rights and stock option grants made at companies in the Compensation Peer Group.  The value of stock options is based upon the Black-Scholes formula. The Company also considers in part the value of options held by the executive officers and the extent to which the Company believed those options would provide sufficient motivation to the executive officers to achieve the Company’s goals.  In 2005, the Company granted stock option awards to Mr. Tzannes of 800,000 options and Mr. Reiter of 600,000 options to give these executives a level of stock-based equity incentive compensation commensurate with the executive’s position and competitive with the stock-based equity incentive compensation of comparable executives at comparable companies.  In 2006 and 2007, the Compensation Committee determined that given the 2005 stock option awards and a review of the three year average stock-based equity incentive compensation of comparable executives at Compensation Peer Group companies, that a stock option award in 2006 and 2007 to either Mr. Tzannes or Mr. Reiter was not required.  In May 2008, the Company granted stock options in the amounts of 172,800 and 151,200 to Mr. Tzannes and Mr. Reiter, respectively, in recognition of their individual contributions to the Company.  Mr. Moberg, who joined the Company as its chief financial officer and treasurer on February 15, 2008, received a stock option award of 200,000 options on February 20, 2008.  In May 2009, the Company granted stock appreciation rights in the amounts of 32,000, 24,000 and  12,000 to Mr. Tzannes,  Mr. Reiter and  Mr. Moberg, respectively, in recognition of their individual contributions to the Company.  In July 2010, the Company granted unrestricted stock awards in the amounts of 142,857, 142,857 and 40,816 to Mr. Tzannes, Mr. Reiter and Mr. Moberg, respectively, in recognition of their individual contributions to the Company.  The unrestricted shares will be issued in four (4) equal installments on December 31, 2010, June 30, 2011, December 31, 2011 and June 30, 2012 provided each officer is serving as a director, officer or employee of the Company or any subsidiary of the Company on said dates.

In determining the fair value of each option and stock appreciation right grant, the Company used the following assumptions:

	Year ended December 31
	2010	2009*	2008	2007
Average risk free interest rate	-	2.24%	2.17 –3.16%	3.80- 4.73%
Expected life of option grants	-	6.59 years	6.7- - 7.16 years	6.25 years
Expected volatility of underlying stock	-	61.66%	51% - 54%	51% - 56%
Expected dividend yield	-	-	-	-
*2009 grant was for SARs, not stock options

Other Compensation

The Company’s executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these plans.

Salary & Bonus in Proportion to Total Compensation

In 2010, the salary and cash incentive compensation for Mr. Tzannes represented approximately 85% of his total compensation. In 2010, the salary and cash incentive compensation for Mr. Reiter represented approximately 85% of his total compensation.  In 2010, the salary and cash incentive compensation for Mr. Moberg represented approximately 92% of his total compensation.

Compensation program elements rationale.  In establishing compensation for executives, the Company’s Compensation Committee monitors salaries, other cash compensation and long-term equity incentive compensation at other companies, particularly companies with similar enterprise value and companies in the same industry.  In addition, for each executive the Compensation Committee considers historic salary levels, work responsibilities and compensation relative to other executives at the Company.  The Compensation Committee also considers general economic conditions, the Company’s performance and each individual’s performance.  Finally, the Compensation Committee utilizes market benchmark information described earlier in recommending the compensation and long-term equity incentive grants to its executive officers so that their overall compensation is competitive with comparable companies.

The Company’s selection of the cash and stock-based equity incentive as the primary elements of executive compensation is in furtherance of the Company’s compensation program objectives.  The cash element, including the base salary and cash incentive program, along with the stock-based equity incentive element help the Company to achieve the objective of attracting, motivating and retaining executives who drive the Company’s success.  The Company has determined that the aforementioned elements help to achieve the Company’s compensation objectives and that additional compensation elements are not required.

Impact of accounting and tax treatments on compensation.  The Company reviews the compensation provided to executive officers in conjunction with the potential tax consequences that may result with respect to certain compensation elements.  For example, Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company (other than the chief executive officer and chief financial officer) in any year, unless the compensation qualifies as “performance-based compensation.”  Equity awards that the Company grants under its 2001 Nonqualified Stock Plan do not qualify as “performance-based compensation” because the Plan has not been approved by the Company’s stockholders.  In 2010, the aggregate base salaries, bonuses and other non-equity compensation of the Company’s executive officers did not exceed the $1.0 million limit.  The Compensation Committee does not expect that non-equity compensation will exceed the $1.0 million limit in the foreseeable future.  With respect to equity compensation, the Compensation Committee’s policy with respect to Section 162(m) is that it would prefer to cause compensation to be deductible by the Company; however, the Compensation Committee also weighs the need to provide appropriate incentives to the Company’s executive officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of compensation that does not qualify as performance-based compensation.  The Compensation Committee has authorized and may continue to authorize compensation payments that do not qualify as performance-based compensation and that are in excess of the limits in circumstances when the Compensation Committee believes such payment is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.  John S. Stafford III is a member of the Compensation Committee but since he did not join the board until January 5, 2011 and was not a participant in the 2010 Compensation Committee decisions, he is not a signatory to this Compensation Committee Report.

The Compensation Committee

Mark G. McGrath, Chairman
G. David Forney, Jr.
John K. Kerr

EXECUTIVE COMPENSATION

The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities for the fiscal year ended December 31, 2010 by Aware’s executive chairman, president and chief executive officer and Aware’s chief financial officer:

Summary Compensation Table

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)(3)	Earnings ($)	Compensation($)(4)	Total ($)

Michael A. Tzannes	2010	402,885	-	361,428	-	115,000	-	7,800	887,113
Chief Executive Officer	2009	416,000	-	-	48,595	138,000	-	7,800	610,395
	2008	412,554	-	-	333,763	119,375	-	7,350	873,042

Edmund C. Reiter	2010	363,885	-	361,428	-	137,500	-	7,800	870,613
President	2009	348,400	-	-	36,446	165,000	-	7,800	557,646
	2008	345,514	-	-	292,043	122,500	-	7,350	767,406

Richard P. Moberg (5)	2010	254,231	-	103,264	-	37,500	-	8,404	403,399
Chief Financial Officer	2009	250,000	-	-	18,223	51,563	-	7,902	327,688
	2008	217,306	-	-	406,620	24,375	-	6,709	655,010

(1)
Represents the grant date fair value for stock awards in accordance with FASB ASC Topic 718.  For a discussion of the stock awards, see “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.

(2)
Represents the grant date fair value for stock options and SARs in accordance with FASB ASC Topic 718 but with no discount for estimated forfeitures.  For an explanation regarding the method of valuation of the Company’s option awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.

(3)	For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(4)
All other compensation represents group term life insurance premiums paid by Aware on behalf of the executive officers and the following matching contributions by Aware under its 401(k) plan for the benefit of the named executive officers in 2010;  Michael Tzannes-$7,350; Edmund Reiter-$7,350 and Richard Moberg-$7,350.  Perquisites and other benefits were less than $15,000 in the aggregate for each named executive officer.

(5)	Mr. Moberg became our chief financial officer on February 15, 2008.

Grants of Plan-Based Awards in 2010

								All Other	All Other	Exercise
								Stock	Option	or Base
								Awards:	Awards:	Price of Option	Grant Date
								Number of	Number of	Awards or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Fair Market	of Stock
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Value of Stock	and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Option (#)	Awards ($/Sh)	Awards($)(3)

Michael A. Tzannes	07/26/2010	-	-	230,000	-	-	-	142,857	-	2.53	361,428

Edmund C. Reiter	07/26/2010	-	-	275,000	-	-	-	142,857	-	2.53	361,428

Richard P. Moberg	07/26/2010	-	-	75,000	-	-	-	40,816	-	2.53	103,264

(1)  For a discussion of the Non-Equity Incentive Plan Compensation, please see “Cash Incentive Compensation” in our Compensation Discussion and Analysis.
(2)  The unrestricted stock award granted to Michael Tzannes, Edmund Reiter and Richard Moberg will issue shares in four (4) equal installments on December 31, 2010, June 30, 2011, December 31, 2011 and June 30, 2012 provided each officer is serving as a director, officer or employee of the Company or any subsidiary of the Company on said dates.
(3)  The value of the unrestricted stock award is determined based on the fair market value of our stock on the date of the grant in accordance with FASB ASC Topic 718.

Outstanding Equity Awards At December 31, 2010

The following table summarizes the option awards and stock awards outstanding as of December 31, 2010 held by our named executive officers.

	Option Awards						Stock Awards
				Equity						Equity	Equity
				Incentive Plan						Incentive Plan	Incentive Plan
				Awards:						Awards:	Awards:
				Number of						Number of	Market or
	Number of	Number of		Securities						Unearned	Payout Value
	Securities	Securities		Underlying			Number of		Market Value of	Shares, Units	of Unearned
	Underlying	Underlying		Unexercised			Shares or		Shares or Units	or Other	Shares, Units
	Unexercised	Unexercised		Unearned	Option	Option	Units of Stock		of Stock That	Rights That	or Other Rights
	Options (#)	Options (#)		Options (#)	Exercise	Expiration	That Have Not		Have Not	Have Not	That Have
Name	Exercisable	Unexercisable		Unexercisable	Price ($)	Date	Vested (#)		Vested ($)(5)	Vested (#)	Not Vested ($)

Michael A. Tzannes	453,752	-		-	$3.27	10/14/13	-		-	-	-
	125,000	-		-	$2.95	09/08/14	-		-	-	-
	800,000	-		-	$6.07	02/09/15	-		-	-	-
	118,800	54,000	(2)	-	$3.44	05/23/18	-		-	-	-
	28,000	4,000	(3)	-	$2.52	05/20/19	-		-	-	-
							107,143	(4)	304,275	-	-

Edmund C. Reiter	326,635	-		-	$3.27	10/14/13	-		-	-	-
	100,000	-		-	$2.95	09/08/14	-		-	-	-
	600,000	-		-	$6.07	02/09/15	-		-	-	-
	103,950	47,250	(2)	-	$3.44	05/23/18	-		-	-	-
	21,000	3,000	(3)	-	$2.52	05/20/19	-		-	-	-
							107,143	(4)	304,275	-	-

Richard P. Moberg	150,000	50,000	(1)	-	$3.77	02/20/18	-		-	-	-
	10,500	1,500	(3)	-	$2.52	05/20/19	-		-	-	-
							30,612	(4)	86,935	-	-

(1)	Option vests in 4 quarterly installments on the last day of each quarter from March 31, 2010 through December 31, 2011.
(2)	Option vests in 5 quarterly installments on the last day of each quarter from March 31, 2010 through December 31, 2012.
(3)	SAR vests in 1 quarterly installment on March 31, 2011.

(4)
Unrestricted stock award will issue shares in 3 equal installments on June 30, 2011, December 31, 2011 and June 30, 2012 provided each officer is serving as a director, officer or employee of the Company or any subsidiary of the Company on said dates.

(5)
The market value of the shares that have not vested is determined by multiplying the number of shares by $2.8399, which is the closing per share market price of Aware’s common stock on December 31, 2010.

Option Exercises and Stock Vested

The following table summarizes the option awards exercised and the stock awards vested during the year ended December 31, 2010 and the value realized upon exercise and vesting, as applicable:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)(1)

Michael A. Tzannes	-	-	35,714	101,424

Edmund C. Reiter	-	-	35,714	101,424

Richard P. Moberg	-	-	10,204	28,978

(1)  The value realized on vesting is computed by multiplying the number of shares by $2.8399, which is the closing per share market price of Aware’s common stock on December 31, 2010, the date the shares vested.

Post-Employment Compensation

Pension Benefits Table

We do not have any tax-qualified or non-qualified defined benefit plans or supplemental executive retirement plans.

Non-qualified Deferred Compensation Table

We do not have any non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Aware’s executive officers do not have any agreements different from other employees with respect to payments or benefits received as a result of a termination, retirement and change in control, except that executive officers have two (2) years post-termination to exercise vested, unexpired options, while other employees have less than two (2) years post-termination to exercise vested, unexpired options.  The payments and benefits include accrued vacation pay and health plan continuation.  There are no severance payments or acceleration in the vesting of stock options or other equity awards that are required as a result of a termination, retirement or change in control.

DIRECTOR COMPENSATION

Aware reimburses each director for expenses incurred in attending meetings of the board of directors.  On January 5, 2011, John S. Stafford, Jr. and John S. Stafford III joined the board of directors.  They did not receive any compensation upon joining the board.  Members of the board of directors will not receive an annual cash retainer for 2011.

In July 2010, the Compensation Committee agreed to compensate non-employee directors through cash compensation and through grants of unrestricted stock awards under Aware’s 2001 Stock Option Plan.   Cash compensation was provided to the lead director and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The number of unrestricted shares to be granted under the unrestricted stock awards is determined by dividing the dollar value of the unrestricted stock award by the closing price as of the date of the Compensation Committee consent.  The closing price of the common stock on July 20, 2010, the date of the Compensation Committee consent was $2.45 per share.  With respect to the outside directors, Mr. Forney, Mr. Kerr, Mr. Kruse, Mr. McGrath and Mr. Stewart, the unrestricted shares were issued on August 2, 2010.  The following table provides information about the cash compensation and unrestricted stock grants.

Non-Employee Director Compensation Table for 2010

					Change in Pension
	Fees Earned			Non- Equity	Value and Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred Compensation	All Other
Name	Cash ($)	Awards ($)(6)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

John K. Kerr(1)	-	51,632	-	-	-	-	51,632

G. David Forney, Jr.(2)	5,000	51,632	-	-	-	-	56,632

Adrian F. Kruse(3)	20,000	51,632	-	-	-	-	71,632

Mark McGrath(4)	9,000	51,632	-	-	-	-	60,632

Charles K. Stewart(5)	-	51,632	-	-	-	-	51,632

(1)
In 2010, John K. Kerr received 20,408 shares of unrestricted stock for serving as a director of Aware.  213,250 options and SARs were outstanding as of 12/31/10, of which 212,500 were exercisable as of 12/31/10.

(2)
In 2010, G. David Forney, Jr. received 20,408 shares of unrestricted stock for serving as a director of Aware and $5,000 for serving as chairman of the nominating and corporate governance committee.  118,599 options and SARs were outstanding as of 12/31/10, of which 117,849  were exercisable as of 12/31/10.

(3)
In 2010, Adrian F. Kruse received 20,408 shares of unrestricted stock for serving as a director of Aware and $20,000 for serving as lead director and chairman of the audit committee.  125,700 options and SARs were outstanding as of 12/31/10, of which 124,950 were exercisable as of 12/31/10.

(4)
In 2010, Mark G. McGrath received 20,408 shares of unrestricted stock for serving as a director of Aware and $9,000 for serving as chairman of the compensation committee.  87,700 options and SARs were outstanding as of 12/31/10, of which 86,950 were exercisable as of 12/31/10.

(5)
In 2010, Charles K. Stewart received 20,408 shares of unrestricted stock for serving as a director of Aware.  31,000 options and SARs were outstanding as of 12/31/10, of which 30,250 were exercisable as of 12/31/10.  On January 11, 2011, Mr. Stewart resigned from his position on the board of directors.

(6)
The value of the unrestricted stock award is determined based on the fair market value of our stock on the date of the grant.  For an explanation regarding the method of valuation of the Company’s option  and SAR awards, see the heading “Stock-based equity incentive compensation” in our Compensation Discussion and Analysis.

REPORT OF THE AUDIT COMMITTEE

The purpose of the audit committee is to assist the board of directors in its general oversight of Aware’s financial reporting process. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is included in this proxy statement as ANNEX A and is available on Aware’s website at www.aware.com. The audit committee is comprised solely of independent directors as defined by the listing standards of the Nasdaq Stock Market.

Management is responsible for the preparation, presentation and integrity of Aware’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2010, management continued to document, test and evaluate Aware’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and PCAOB Auditing Standard No. 5 regarding the audit of internal control over financial reporting. The audit committee was kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, the committee received periodic updates provided by management and PricewaterhouseCoopers LLP at regularly scheduled committee meetings. The committee reviewed the report of management contained in Aware’s Annual Report on Form l0-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Aware’s Annual Report on Form  l0-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Aware’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2011.

The audit committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, Aware’s independent auditors. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB “Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting Performed that is Integrated with an Audit of Financial Statements.” In addition, PricewaterhouseCoopers LLP has provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No.1, as amended, “Independence Discussions with Audit Committees,” and the audit committee has discussed with PricewaterhouseCoopers LLP their firm’s independence.

Based on the review of the consolidated financial statements and discussions with and representations from management and PricewaterhouseCoopers LLP referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Aware’s Annual Report on Form 10-K for 2010, for filing with the Securities and Exchange Commission.

The audit committee

Adrian F. Kruse, Chairman
John K. Kerr
Mark G. McGrath

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

At the close of business on April 1, 2011, there were issued and outstanding 20,298,403 shares of common stock entitled to cast 20,298,403 votes.  On April 1, 2011, the closing price of Aware’s common stock as reported by the Nasdaq Global Market was $3.45 per share.

Principal stockholders

The following table provides information about the beneficial ownership of Aware’s common stock as of April 1, 2011 by:

●	each person known by Aware to own beneficially more than five percent of Aware’s common stock;
●	each of Aware’s directors;
●	each of Aware’s executive officers; and
●	all of Aware’s current executive officers and directors as a group.

In accordance with Securities and Exchange Commission rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after April 1, 2011 through the exercise of any option or otherwise.  Except as noted below, Aware believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names.  The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.  Percentage of beneficial ownership is based on 20,298,403 shares of common stock outstanding as of April 1, 2011.  In calculating a person’s percentage ownership, Aware has treated as outstanding any shares that the person has the right to acquire within 60 days of April 1, 2011.  All shares included in the “Right to acquire” column represent shares subject to outstanding stock options exercisable within 60 days after April 1, 2011.  The information as to each person has been furnished by such person.

Unless otherwise noted in the following table, the address of each person listed in the table is c/o Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730.

	Number of shares beneficially owned			Percent beneficially owned
Name	Outstanding shares	Right to acquire	Total number

Susan Yang Stafford (1) Kimborama, LLC c/o Ronin Capital, LLC 230 South LaSalle Street, Suite 400 Chicago, IL 60604	3,395,025	0	3,395,025	16.7%
John S. Stafford, Jr. (2) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	2,694,123	0	2,694,123	13.3%
John S. Stafford III (3) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	2,100,598	0	2,100,598	10.3%
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,420,957	0	1,420,957	7.0%
James M. Stafford (5) 230 S. LaSalle Street, Suite 688 Chicago, IL 60604	1,358,251	0	1,358,251	6.7%
Charles K. Stewart (6) 7 Bristol Road Northfield, IL 60093	1,137,629	0	1,137,629	5.6%
John K. Kerr	671,996	207,250	879,246	4.3%
Michael A. Tzannes (7)	146,747	1,508,352	1,655,099	8.2%
Richard P. Moberg	6,331	162,500	168,831	*
Kevin T. Russell	9,755	81,250	91,005	*
Mark G. McGrath	170,021	81,700	251,721	1.2%
G. David Forney, Jr.	50,408	112,599	163,007	*
Adrian F. Kruse	30,408	119,700	150,108	*

All directors and executive officers as a group (9 persons)	5,880,387	2,273,351	8,153,738	40.2%

*  Less than one percent.

(1)
The number of shares beneficially owned by Susan Yang Stafford and Kimborama, LLC is based upon information in a Schedule 13G/A filed by Susan Yang Stafford and Kimborama, LLC on February 14, 2011.  According to such Schedule 13G/A, (a) Kimborama, LLC is the record owner of 3,395,025 shares of common stock of Aware and (b) Susan Yang Stafford, in her capacity as manager of Kimborama, LLC, has the power to vote and dispose of the common stock of Aware held by Kimborama, LLC.  Ms. Yang Stafford is the wife of John S. Stafford, Jr.  Mr. Stafford, Jr. disclaims beneficial ownership in the 3,395,025 shares of the common stock of Aware owned beneficially by his wife, Susan Yang Stafford, through Kimborama, LLC.

(2)
The number of shares beneficially owned by John S. Stafford, Jr. is based upon information in a Schedule 13D/A filed by John S. Stafford, Jr., John S. Stafford III and James M. Stafford on April 1, 2011.  According to such Schedule 13D/A, (a) Mr. Stafford, Jr. received proxies related to 2,057,296 shares of Aware’s common stock, (b) he has the right to receive or direct the receipt of dividends or the proceeds from the sale of, the 636,827 shares of common stock of Aware he beneficially owns, but he does not have the right to direct receipt of dividends or the proceeds from the sale of the common stock which he beneficially owns as result of holding the proxies described above, and (c) he disclaims beneficial ownership in the 3,395,025 shares of the common stock of Aware owned beneficially by his wife, Susan Yang Stafford, through Kimborama, LLC.

(3)
The number of shares beneficially owned by John S. Stafford III is based upon information in a Schedule 13D/A filed by John S. Stafford, III, John S. Stafford III and James M. Stafford on April 1, 2011.

(4)	The number of shares beneficially owned by Dimensional Fund Advisors LP is based upon information in a Schedule 13G/A filed by Dimensional Fund Advisors Inc. on February 11, 2011.
(5)	The number of shares beneficially owned by James M. Stafford is based upon information in a Schedule 13D/A filed by James M. Stafford, John S Stafford, Jr. and John S. Stafford, III on April 1, 2011.
(6)
The number of shares beneficially owned by Charles K. Stewart is based upon information in a Schedule 13G/A filed by Charles K. Stewart on March 30, 2011.  According to such Schedule 13G/A, Mr Stewart, Charles K. Stewart Roth IRA Rollover, CKS 401(k) Plan and Stewarts Children’s Trust each granted a revocable voting proxy to John S. Stafford, Jr. with respect to an aggregate of 1,137,629 shares of common stock of Aware.

(7)	Includes 20,000 shares held by a private charitable foundation, of which Mr. Tzannes and his wife are trustees.

Equity compensation plan information

The following table sets forth additional information as of December 31, 2010, regarding securities authorized for issuance under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements that were not required to be and were not submitted to our stockholders for approval.

The equity compensation plans approved by our stockholders are our 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan.  Our 2001 Nonqualified Stock Plan was not approved by our stockholders.  Our board of directors approved the 2001 Nonqualified Stock Plan in April 2001 and amended it in July 2002.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:

1996 Stock Option Plan	1,741,757	$3.96	–

1996 Employee Stock Purchase Plan	—	—	126,379

Equity compensation plans not approved by stockholders:

2001 Nonqualified Stock Plan	3,341,134	$4.48	3,561,956
Total	5,082,891	$4.30	3,688,335

Description of the 2001 Nonqualified Stock Plan

The following summary of some of the provisions of the 2001 Nonqualified Stock Plan, as amended, is qualified in its entirety by reference to the full text of the plan.  The 2001 plan permits the grant of (1) nonqualified stock options, which are options that do not qualify as incentive stock options, (2) restricted stock awards, (3) unrestricted stock awards and (4) performance share awards.  The maximum number of shares of common stock issuable in connection with awards granted under the 2001 plan is 8,000,000 shares.

The 2001 plan is administered by a committee consisting of at least two directors who are both “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act.  Except as specifically reserved to the board under the terms of the 2001 plan, the committee has full and final authority to operate, manage and administer the 2001 plan on behalf of Aware. Aware’s compensation committee, currently consisting of Messrs. McGrath, Forney, Kerr and Stafford III, administers the 2001 plan.

The committee fixes the term of each stock option granted under the 2001 plan at the time of grant.  No stock option shall be exercisable more than 10 years after the date of grant. The committee has the authority to determine the time or times at which stock options granted under the plan may be exercised.  With respect to grants of restricted stock, the committee will specify at the time of grant the dates or performance goals on which the non-transferability of the restricted stock and Aware’s right of repurchase shall lapse.  With respect to performance share awards, the committee shall determine the performance goals applicable under each award and the time period over which performance is to be measured.

The committee will determine at the time of grant the exercise price per share of the common stock covered by an option grant, or the purchase price per share of restricted or unrestricted stock.  The exercise price per share of a stock option and the purchase price per share of a restricted stock grant may not be less than fair market value on the date of grant.

Except as otherwise provided, stock options granted under the 2001 plan are not exercisable following termination of the holder’s employment.  Our stock option agreements typically provide for our employees (other than directors and officers) that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for one year following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for one year following the termination of employment if such termination is the result of the holder’s death or (c) for six months after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  Our stock option agreements typically provide for our directors and officers that in the event of termination of an option holder’s employment, options will be exercisable, to the extent of the number of shares then vested, (a) for two years following the termination of the holder’s employment if such termination is the result of permanent and total disability, (b) by the holder’s executors, administrators or any person to whom the option may be transferred by will or by the laws of descent and distribution, for two years following the termination of employment if such termination is the result of the holder’s death or (c) for two years after the date of termination of the holder’s employment by the holder, by the Company or by Normal Retirement (as defined in the Plan).  However, in no event will a new option be exercisable after its expiration date.

In the event that Aware effects a stock dividend, stock split or similar change in capitalization affecting its stock, the committee shall make appropriate adjustments in (a) the number and kind of shares of stock or securities with respect to which awards may thereafter be granted, (b) the number and kind of shares remaining subject to outstanding awards under the plan, and (c) the option or purchase price in respect of such shares.  The 2001 plan provides that if Aware merges, consolidates, dissolves or liquidates, the committee may, in its sole discretion, as to any outstanding award, make such substitution or adjustment in the total number of shares reserved for issuance and in the number and purchase price of shares subject to such awards as it may determine, or accelerate, amend or terminate such awards upon such terms and conditions as it shall provide.

The board of directors of Aware may amend or discontinue the 2001 plan at any time.  The committee may at any time amend or cancel an outstanding award granted under the plan.  In either case, no such action may adversely affect rights under any outstanding award without the holder’s consent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Aware’s executive officers and directors, as well as persons who beneficially own more than ten percent of Aware’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Regulations of the Securities and Exchange Commission require these executive officers, directors and stockholders to furnish Aware with copies of all Section 16(a) forms they file.

Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to Aware with respect to 2010, or written representations that Form 5 was not required for 2009, Aware believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Aware as of and for the year ending December 31, 2011.  PricewaterhouseCoopers LLP has served as Aware’s principal independent accountants since May 1999.

Fees for professional services

The following table provides the fees Aware paid to PricewaterhouseCoopers LLP for professional services rendered for 2010 and 2009.  Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements, audits of the effectiveness of internal controls over financial reporting and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent accountant in connection with statutory and regulatory filings or other engagements for the fiscal years ended December 31, 2010 and December 31, 2009, respectively.  Audit-Related Fees consist of aggregate fees billed for assurance and related services, such as assisting with the implementation of new accounting principles, that are related to the performance of the audit or review of our financial statements, and review of regulatory matters and are not reported under “Audit Fees.”  Tax Fees consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning.   All Other Fees consist of aggregate fees billed for products and services provided by the independent auditor, other than those disclosed above.   All Other Fees in 2010 included $57,014 related to the audit relating to a potential spin-off and assistance with government contracting rates.

	2010 Fees	2009 Fees

Audit Fees	$220,000	$210,000
Audit-Related Fees	0	20,000
Tax Fees	0	0
All Other Fees	57,014	32,830

Attendance at annual meeting

Aware expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Pre-approval policies and procedures

At present, our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services.  However, the audit committee may delegate to members of the committee the authority to pre-approve audit and non-audit services.  The decisions of any committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage PricewaterhouseCoopers LLP to provide any specified services with only an obligation to notify the audit committee of the engagement for those services.  None of the services provided by PricewaterhouseCoopers LLP for 2009 or 2010 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

STOCKHOLDER PROPOSALS

If any stockholder would like to include any proposal in Aware’s proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  Among other requirements, Aware must receive the proposal at its executive offices no later than December 16, 2011.  If any stockholder would like to submit a proposal for that meeting outside the processes of Rule 14a-8, notice of the proposal will be considered untimely under Rule 14a-4(c)(1) if Aware receives the notice after March 1, 2012.

AVAILABLE INFORMATION

Stockholders of record on April 7, 2011 will receive copies of this proxy statement and Aware’s 2010 annual report to stockholders, which contains detailed financial information concerning Aware.  Aware will mail, without charge, a copy of Aware’s annual report on Form 10-K (excluding exhibits) to any stockholder whose proxy Aware is soliciting if the stockholder requests it in writing.  Please submit any such written request to Mr. Richard P. Moberg, Chief Financial Officer, Aware, Inc., 40 Middlesex Turnpike, Bedford, Massachusetts 01730.

ANNEX A

Aware, Inc.

Audit Committee Charter

I.  Organization

Charter.  This charter governs the operations of the Audit Committee (the “Committee”).  The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the “Board”).  This charter supersedes all prior charters of the Committee.

Members.  The Committee members shall be members of, and appointed by, the Board and shall consist of at least three directors, each of whom shall meet the independence and other requirements of applicable law and the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).  Committee members shall be subject to annual reconfirmation and may be removed by the Board at any time.  The Board shall also designate a Committee Chairperson.

Meetings.  In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

Quorum; Action by Committee.  A quorum of any Committee meeting shall be at least two members.  All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote).  A decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

Agenda, Minutes and Reports.  An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting.  Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities.  The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board.  The Committee shall make regular reports to the Board.

II.  Purpose

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, the investment community, and others relating to:  the integrity of the Company’s financial statements; the systems of disclosure controls and internal controls over financial reporting; the performance of the Company’s independent auditor; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements.  In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditor, and management of the Company.

III.  Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board.  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, nor can the Committee certify that the independent auditor is “independent” under applicable rules.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.  The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.  The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.  The following shall be the principal duties and responsibilities of the Committee.  These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall be directly responsible for the appointment, compensation, retention, and termination of the independent auditor, and the independent auditor must report directly to the Committee.  The Committee also shall be directly responsible for the oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting.  The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation.  The Committee may delegate pre-approval authority to a member of the Committee.  The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report or reports by the independent auditor describing:

The firm’s internal quality control procedures; and

All relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1 (to assess the auditor’s independence).

The Committee will actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take appropriate action to oversee the independence of the auditor.

The Committee shall set clear hiring policies for employees or former employees of the independent auditor that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the independent auditor the overall scope and plans for the audit, including the adequacy of staffing and compensation, the result of the annual audit examination and accompanying management letters, and the results of the independent auditor’s procedures with respect to interim periods.  Also, the Committee shall discuss with management and the independent auditor (a) the adequacy and effectiveness of the Company’s internal control over financial reporting (including any significant deficiencies and significant changes in internal control over financial reporting reported to the Committee by the independent auditor or management); and (b) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon.

The Committee shall meet separately periodically with management and the independent auditor to discuss issues and concerns warranting Committee attention.  The Committee shall provide sufficient opportunity for the independent auditor to meet privately with the members of the Committee.  The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The Committee shall receive and review reports from the independent auditor, prior to the filing of its audit report with the SEC, on all critical accounting policies and practices of the Company, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

The Committee shall review and discuss with management and the independent auditor earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review with management and the independent auditor the year end audited financial statements and interim financial statements, and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  Also, the Committee shall discuss the results of the annual audit and the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.  If deemed appropriate, the Committee shall recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year.

The Committee shall inquire of management of the Company as to any material violations of securities laws, breaches of fiduciary duty or violations of the Company’s code of ethics.

The Committee shall review and approve all related party transactions.  For these purposes, the term “related party transaction” shall refer to transactions required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare its report to be included in the Company’s annual proxy statement as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

IV.  Other

Access to Records, Advisers and Others.  In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain, at Company expense, independent advisers (including legal counsel, accountants and consultants) as it determines necessary to carry out its duties.  The Committee shall have the ultimate authority and responsibility to engage or terminate any such independent advisers and to approve the terms of any such engagement and the fees to be paid to any such adviser.  The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or independent advisers to, the Committee.

Funding.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of

(i)      compensation to any independent auditor;

(ii)     compensation to advisers employed by the Committee; and

(iii)    ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Delegation.  The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Committee Members

Adrian Kruse (Chair)

John K. Kerr

Mark G. McGrath

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Electronic Voting Instructions
MR A SAMPLE
DESIGNATION (IF ANY)			You can vote by Internet or telephone!
ADD 1			Available 24 hours a day, 7 days a week!
ADD 2
ADD 3			Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
ADD 4
ADD 5
ADD 6			VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet
● Log on to the Internet and go to www.envisionreports.com/AWRE
● Follow the steps outlined on the secured website.
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2 and every 2 YRS for Proposal 3.

1. Election of Class III Directors:	For	Withhold		For	Withhold	+
01 - Adrian F. Kruse	☐	☐	02 - John S. Stafford, Jr.	☐	☐

	For	Against	Abstain		3 Yrs	2 Yrs	1 Yr	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3. Say When on Pay - An advisory vote on the approval of the frequency of holding stockholder votes on the approval of executive compensation.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
1 U P X	1 1 4 7 0 0 1

01BGZC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aware, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011

The undersigned stockholder of Aware, Inc. (the “Company”), revoking all prior proxies, hereby appoints Michael A. Tzannes, Richard P. Moberg, Kevin T. Russell and William R. Kolb, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Doubletree Hotel Boston/Bedford Glen, 44 Middlesex Turnpike, Bedford, Massachusetts, on Wednesday, May 25, 2011, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders dated April 15, 2011 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate in writing the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR THE PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly sign and date this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.